Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Current Report on Form 8-K for Rex Energy Corporation (the “Company”). We hereby further consent to inclusion in this Current Report on Form 8-K of our report setting forth certain estimates of the proved oil and natural gas reserves of the Company and related information as of December 31, 2013, in the form and context in which it appears.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Houston, Texas

February 3, 2014